AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

      This Amendment to Investment Sub-Advisory Agreement, dated as of July 26, 2017 (this "Amendment"), is made and entered into by First Trust Exchange-Traded Fund VIII (the "Trust"), a Massachusetts business trust and an open-end management investment company registered under the investment Company Act of 1940, as amended, First Trust Advisors L.P. (the "Manager"), and TCW Investment Management Company LLC (the "Sub-Advisor").

                              W I T N E S S E T H:

      WHEREAS, the Manager and the Sub-Advisor are parties to that certain Investment Sub-Advisory Agreement, dated as of February 8, 2017 (the "Agreement"), as amended from time to time, regarding First Trust TCW Opportunistic Fixed Income ETF (the "Fund"), a series of the Trust; and

      WHEREAS, at a meeting held on January 17, 2017, the Board of Directors of the Trust delegated to the Sub-Advisor the proxy voting responsibilities for the Fund, and directed the Sub-Advisor to vote such proxies consistent with the Fund's best interests; and

      WHEREAS, pursuant to Section 15 of the Agreement, the parties thereto may amend the Agreement in writing; and

      WHEREAS, the Trust, the Manager and the Sub-Advisor desire to amend the Agreement include the Sub-Advisor's proxy voting responsibilities;

      NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained in the Agreement, and herein, each party hereto agrees on its own behalf as follows:

                                   ARTICLE I
                                  DEFINITIONS

      Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

                                   ARTICLE II
                           AMENDMENT OF THE AGREEMENT

      Section 2 (Services to be Performed) of the Agreement is hereby amended by inserting the following paragraph immediately after the first paragraph of such section:

           The Sub-Adviser is responsible for voting in respect of securities held in the Fund's portfolio and will exercise or not exercise a right to vote in accordance with the Sub-Adviser's proxy voting policy, a copy of which has been provided to the Manager. The Sub-Adviser shall promptly notify the Manager and the Fund of any material change in the voting policy. The Sub-Adviser is permitted to represent any holdings on behalf of the Fund at any ordinary or special meeting of shareholders and has the right to exercise any voting rights or any other similar or connected rights.

                                  ARTICLE III
                                 MISCELLANEOUS

      Section 3.1 Counterparts. This Amendment may be executed and delivered in any number of counterparts, each of such counterparts constituting an original but all together only one Amendment.

      Section 3.2 Governing Law. This Amendment shall be construed in accordance with the substantive laws of the State of Illinois, without regard to conflicts of laws principles thereof.

      Section 3.3 Headings. Any headings or captions preceding the text of the several Articles and Sections of this Amendment are intended solely for convenience of reference and shall not constitute a part of this Amendment, nor shall they affect its meaning, construction or effect.

      Section 3.4 Agreement Otherwise to Remain in Full Force and Effect. This Amendment shall be effective from and after the date first written above. Except as otherwise herein expressly provided, the Agreement shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Trust on behalf of the Fund, the Manager and the Sub-Adviser have caused this Amendment to be executed as of the date first written above.


FIRST TRUST ADVISORS L.P.                    TCW INVESTMENT MANAGEMENT
                                             COMPANY LLC

By    /s/ James M. Dykas                     By    /s/ Patrick Dennis
   -------------------------------              -------------------------------
          James M. Dykas                               Patrick Dennis
   Title: Chief Financial Officer               Title: Senior Vice President
                                                       Associate General Counsel


FIRST TRUST EXCHANGE-TRADED FUND VIII
   on behalf of First Trust TCW
   Opportunistic Fixed Income ETF

By    /s/ James M. Dykas
   -------------------------------
          James M. Dykas
   Title: President and CEO